Exhibit 5.4

OFFICE ADDRESS	18-20, rue Edward Steichen L-2540 LUXEMBOURG Luxembourg - Kirchberg
TELEPHONE	+352 466 230
FAX	+352 466 234
INTERNET	www.loyensloeff.lu

Actavis Funding SCS

46A, avenue J.F. Kennedy, L-1855 Luxembourg

Grand Duchy of Luxembourg

Luxembourg

Actavis Plc

1 Grand Canal Square, Docklands

Dublin 2, Ireland

February 19, 2015

Dear Sir or Madam,

Actavis Funding SCS and Actavis Capital S.à r.l. – S-3 Registration Statement

1	Introduction

We have acted as special legal counsel in the Grand Duchy of Luxembourg (Luxembourg) to:

(a)	Actavis Funding SCS, a Luxembourg limited partnership (société en commandite simple) with registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, having a share capital of USD 20,000 and registered with the the Luxembourg Register of Commerce and Companies (RCS) under number B 187.310 (the Issuer); and

(b)	Actavis Capital S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, and registered with the RCS under number B 178.410 (Actavis Capital and, together with the Issuer, the Companies and, individually, a Company).

in connection with the filing by the Companies of a Registration Statement on Form S-3 (the Registration Statement) with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) for the registration of, among others, debt securities that may be offered by the Issuer (the Notes), to be fully and unconditionally guaranteed (the Guarantee) by, among others, Actavis Capital, as guarantor.

All services are provided by Loyens & Loeff Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 18-20, rue Edward Steichen, L-2540 Luxembourg, Luxembourg, with a share capital of Eur 25,200 and registered with the Luxembourg Register of Commerce and Companies Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B 174.248. All its services are governed by its General Terms and Conditions, which include a limitation of liability, the applicability of Luxembourg law and the competence of the Luxembourg courts. These General Terms and Conditions may be consulted via www.loyensloeff.lu.

AMSTERDAM    •    ARNHEM    •    BRUSSELS     •    LUXEMBOURG    •    ROTTERDAM    •     ARUBA    •    CURACAO    •    DUBAI

GENEVA    •    HONG KONG    •     LONDON    •    NEW YORK    •    PARIS    •    SINGAPORE     •    TOKYO    •    ZURICH

2	Scope of Inquiry

2.1	For the purpose of this legal opinion (the Opinion), we have examined an electronically transmitted copy of the following documents:

(a)	a form of the Registration Statement to be filed with the Commission under the Act; and

(b)	the form of Indenture related to the Notes, among the Issuer, the Guarantors named therein as guarantors (including Actavis Capital) (the Guarantors) and Wells Fargo Bank, National Association, as trustee (the Trustee) (the Base Indenture and, together with the Registration Statement, the Documents);

2.2	We have also examined a copy of the following documents:

(a)	the consolidated text of the articles of association of Actavis Capital dated September 1, 2014 and drawn up by Maître Henri Beck, notary in Echternach (the Actavis Capital Articles);

(b)	the consolidated text of the articles of association of Actavis International Holdings S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, and registered with the RCS under number B 172.484 (the Actavis GP), dated November 22, 2013 and drawn up by Maître Henri Hellinckx, notary in Luxembourg (the Actavis GP Articles);

(c)	the partnership agreement of the Issuer dated May 28, 2014 (the Issuer Articles and together with the Actavis Capital Articles and the Actavis GP Articles, the Articles);

(d)	the minutes of the meeting of the board of managers of Actavis Capital, dated February 3, 2015 (the Actavis Capital Management Resolutions 1);

(e)	the minutes of the meeting of the board of the managers of Actavis GP, dated February 3, 2015 (the GP Management Resolutions 1);

(f)	the written resolutions of Actavis GP, acting as general partner of the Issuer, dated February 3, 2015 (the Issuer Management Resolutions 1);

(g)	the minutes of the meeting of the board of managers of Actavis Capital, dated February 18, 2015 (the Actavis Capital Management Resolutions 2);

(h)	the minutes of the meeting of the board of managers of Actavis GP, dated February 18, 2015 (the GP Management Resolutions 2);

(i)	the written resolutions of Actavis GP, acting as general partner of the Issuer, dated February 18, 2015 (the Issuer Management Resolutions 2, and together with the Actavis Capital Management Resolutions 1, the GP Management Resolutions 1, the Issuer Management Resolutions 1, the Actavis Capital Management Resolutions 2 and the GP Management Resolutions 2, the Management Resolutions);

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(j)	the excerpts pertaining to the Companies and Actavis GP delivered by the RCS, dated February 19, 2015 (the Excerpts); and

(k)	the certificates of absence of judicial decisions (certificats de non-inscription d’une décision judiciaire) pertaining to each of the Companies and Actavis GP delivered by the RCS on February 19, 2015, with respect to the situation of the respective Companies and Actavis GP as at February 18, 2015 (the RCS Certificates).

3	Assumptions

We have assumed the following:

3.1	the genuineness of all signatures, stamps and seals of the persons purported to have signed the relevant documents;

3.2	the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

3.3	all factual matters and statements relied upon or assumed in this Opinion are and were true and complete on the date of execution of the Documents (and any document in connection therewith) and on the date of this Opinion;

3.4	the due compliance with all requirements (including, without limitation, the obtaining of the necessary consents, licences, approvals and authorisations, the making of the necessary filings, registrations and notifications and the payment of stamp duties and other taxes) under any laws (other than, but only to the extent expressly opined herein, Luxembourg laws) in connection with the issue of the Notes, the execution of and performance under the Documents (and any document in connection therewith);

3.5	with respect to the domiciliation of the Companies and Actavis GP in Luxembourg, proper compliance with, and adherence to, the Luxembourg law dated May 31, 1999 concerning the domiciliation of companies, as amended;

3.6	the Companies and Actavis GP have their central administration (administration centrale) and, for the purposes of the Council Regulation (EC) No. 1346/2000 of May 29, 2000 on insolvency proceedings (the EU Insolvency Regulation), the centre of their main interests (centre des intérêts principaux) at the place of their registered office (siège statutaire) in Luxembourg and have no establishment (as defined in the EU Insolvency Regulation) outside Luxembourg;

3.7	the Articles are in full force and effect and have not been amended, rescinded, revoked or declared null and void;

3.8	the Management Resolutions are in full force and effect, have not been amended, rescinded, revoked or declared null and void, have been validly adopted and there has been no change in the managers of Actavis GP or of Actavis Capital since the Management Resolutions;

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3.9	the information and the statements recorded and contained in the Excerpts, the RCS Certificates and the Management Resolutions are true, complete, up-to-date and accurate at the date of this Opinion and on the date of execution of the Documents;

3.10	the issue of the Notes, the execution of and the performance under the Documents and filing of the Registration Statement with the Commission (and all documents in connection therewith) by the Companies are in the corporate interest of the Companies;

3.11	the issue of the Notes, the Documents and all obligations of the Companies in connection with the Notes and the Documents (and the documents in connection therewith) are and will be legal, valid, binding upon them and enforceable as a matter of all relevant laws (other than, but only to the extent expressly opined herein, Luxembourg law) and, in particular, their expressed governing law;

3.12	the Companies will issue the Notes and execute and perform their obligations under the Documents (and all documents in connection therewith) in good faith, for the purpose of carrying out its business and without any intention to defraud or deprive of any legal benefit any other party (including third party creditors) or to circumvent any mandatory law or regulation of any jurisdiction;

3.13	the Notes will not be offered to the public in Luxembourg, unless a prospectus has been duly approved by the Commission de Surveillance du Secteur Financier in accordance with the Law of July 10, 2005 on prospectuses for securities, as amended by the law of July 3, 2012 (the Prospectus Law) or the offer benefits from an exemption to or constitutes a transaction otherwise not subject to the requirement to publish a prospectus for the purpose of the Prospectus Law and the Notes will not be listed on the Luxembourg Stock Exchange;

3.14	the proceeds of the Notes will be applied by the Companies in accordance with the Articles and Luxembourg law;

3.15	the form of global notes representing the Notes will be duly authenticated, delivered and paid for in accordance with the terms of the Documents;

3.16	all individuals having signed the Management Resolutions have general legal capacity under all relevant laws and regulations to do so;

3.17	the absence of any other arrangement or agreement between the parties to the Documents and the Notes, which would modify or supersede the terms of the Documents and the Notes;

3.18	there are no provisions in the laws of any jurisdiction outside Luxembourg, which would adversely affect, or otherwise have any negative impact on this Opinion;

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3.19	all payments and transfers made by, on behalf of, or in favour of, the Companies and Actavis GP are and will be made at arm’s length;

3.20	None of the Companies does, in fact, carry out an activity in the financial sector on a professional basis (as referred to in the Luxembourg law dated April 5, 1993 on the financial sector, as amended from time to time) or any activity requiring the granting of a business licence under the Luxembourg law dated September 2, 2011 governing the access to the professions of skilled craftsman, trader, manufacturer, as well as to certain liberal professions; and

3.21	the Companies are not under any contractual obligation to obtain the consent, approval, co-operation, permission or otherwise of any third party or person in connection with the execution of, entry into, and performance of their obligations under the Documents and the Notes.

4	Opinion

Based upon the assumptions made above and subject to the qualifications set out below and any matter not disclosed to us, we are of the following opinion:

4.1	Status

Actavis Capital is a private limited liability company (société à responsabilité limitée), duly incorporated and existing under Luxembourg law for an unlimited duration.

The Issuer is a limited partnership (société en commandite simple), duly incorporated and existing under Luxembourg law for an unlimited duration.

4.2	Corporate power and authority

The issue of the Notes has been duly authorised by the Issuer, according to Luxembourg law applicable to commercial companies.

The Base Indenture, including the Guarantee therein, has been duly authorised by the Companies, according to Luxembourg law applicable to commercial companies.

5	Qualifications

This Opinion is subject to the following qualifications:

5.1	Our Opinion is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) and any similar Luxembourg or foreign proceedings affecting the rights of creditors generally (Insolvency Proceedings).

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5.2	Powers of attorney, mandates (mandats) or appointments of agents may terminate by law and without notice upon the occurrence of Insolvency Proceedings and may be revoked despite their being expressed to be irrevocable.

5.3	Our opinion that the Companies exist is based on the Articles, the Excerpt and the RCS Certificates (which confirm in particular that no judicial decisions in respect of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Companies have been registered with the RCS). The Articles, the Excerpts and the RCS Certificates are, however, not capable of revealing conclusively whether or not the Companies are subject to any Insolvency Proceedings.

5.4	Corporate documents of, and courts orders affecting, the Companies may not be available at the RCS and the clerk’s office of the Luxembourg district court forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto. We express no opinion as to the consequences of any failure by the Companies to comply with their filing, reporting, notification and publication obligations.

5.5	No opinion is given in relation to the accuracy of any representation or warranty (except those opined therein) given by, or concerning, any of the Parties, or whether such Parties have complied with any covenant, undertaking, term or condition given by or binding upon them.

5.6	The registration of the Documents or the Notes (and any document in connection therewith) with the Administration de I’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings before Luxembourg courts or in the case that the Documents or the Notes (and any document in connection therewith) must be produced before an official Luxembourg authority (autorité constituée). A nominal registration duty or an ad valorem duty may be payable, depending on the nature of the document to be registered. The Luxembourg courts or the official Luxembourg authority may require that the Documents or the Notes (and any document in connection therewith) and any judgment obtained in a foreign court be translated into French or German.

5.7	We do not express an opinion in relation to tax laws or regulations or the tax consequences of the transactions contemplated in connection with the Documents.

5.8	We have not reviewed any documents incorporated by reference or referred to in the Registration Statement and therefore our opinions do not extend to such documents (other than those expressly set out in Section 2 hereof).

6	Miscellaneous

6.1	This Opinion is as of this date and is given on the basis of Luxembourg laws in effect and as published, construed and applied by Luxembourg courts, as of such date. We undertake no obligation to update it or to advise of any changes in such laws or their construction or application. We express no opinion, nor do we imply any opinion, as to any laws other than Luxembourg laws.

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6.2	This Opinion is strictly limited to the matters expressly set forth therein. No other opinion is, or may be, implied or inferred therefrom.

6.3	Luxembourg legal concepts are expressed in English terms, which may not correspond to the original French or German terms relating thereto. We accept no liability for omissions or inaccuracies attributable to the use of English terms.

6.4	This Opinion is given on the express condition, accepted by each person entitled to rely on it, that this Opinion and all rights, obligations, issues of interpretation and liabilities in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and any action or claim in relation to it can be brought exclusively before the Luxembourg courts.

6.5	We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement. We also consent to the reference of our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

6.6	This Opinion is issued by Loyens & Loeff Luxembourg S.à r.l. and may only be relied upon under the express condition, accepted by each person entitled to rely on it, that any liability of Loyens & Loeff Luxembourg S.à r.l. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by, or on behalf of, Loyens & Loeff Luxembourg S.à r.l. cannot be held liable in any manner whatsoever.

Yours faithfully,
Loyens & Loeff Luxembourg S.à r.l.

/s/ Judith Raijmakers
Judith Raijmakers
Advocaat

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